UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 1, 2006

Wentworth Energy, Inc.

(Exact name of registrant as specified in its charter)

Oklahoma

(State or Other Jurisdiction of Incorporation)

000-32593	73-1599600
(Commission File Number)	(IRS Employer Identification Number)

115 West 7th Street, Suite 1415, Forth Worth, Texas 76102

(Address of Principal Executive Offices)

(877) 329-8388

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14-12)
□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))
□	Pre-commencement communications pursuant to Rule 13-e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement

On November 1, 2006, Wentworth Energy, Inc. (the "Company") entered into a three-year Lease (in two parts attached hereto as Exhibits 10.37 and 10.38), and a separate Joint Operating Agreement (Attached hereto as Exhibit 10.39) with Marathon Oil Company (NYSE: MRO) to explore approximately 9,000 acres of Wentworth Energy’s mineral block in Freestone County, Texas.  The agreements give Marathon the right to drill deep gas wells on the minerals and the opportunity to partner with Wentworth Energy on drilling upper zones (above 8,500 feet) on a 50/50 basis.

Marathon Oil has secured an exclusive three-year lease on approximately 9,000 acres within the East Texas Deep Bossier Trend, while the Joint Operating Agreement sets the terms for the two companies to partner in developing the zones above 8,500 feet. For the deep Bossier Trend, the Company will receive a 21.5% royalty on all production.  In addition, the Company’s drilling services subsidiary Barnico Drilling, Inc. will be the drilling contractor for the Joint Operating Agreement on any wells drilled from 0 to 8,500 feet or to the base of the Rodessa formation.  On these upper zones, the Company receives a 23% royalty on all production.  As part of the agreement the Company will acquire a seismic license giving it access to all seismic data collected during Marathon’s three-year lease of the minerals.  Plans are in place to conduct extensive seismic research on  the Company’s property, which is expected to provide valuable new information on potential oil and gas prospects on the mineral block.

Item 9.01	Financial Statements and Exhibits

             Exhibit No.                 Description

10.37	Paid-Up Oil, Gas and Mineral Lease between the Company and Marathon Oil Company, dated November 1, 2006 (for deep wells)
10.38	Paid-Up Oil, Gas and Mineral Lease between the Company and Marathon Oil Company, dated November 1, 2006 (for upper wells)
10.39	Model Form Operating Agreement between the Company and Marathon Oil Company, dated November 1, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WENTWORTH ENERGY, INC
Date: November 6, 2006	By: /s/ John Punzo
John Punzo, President